Exhibit 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. ELECTS NEW DIRECTOR

Melville, NY, March 22, 2010 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operation (“MRO”) supplies to industrial customers throughout the United States, today announced the election of Dr. Jonathan L.S. Byrnes to the Company’s Board of Directors.  This election brings the number of Directors on the Company’s Board to eight, of which five are now independent directors. As a member of the Company’s Board of Directors, Dr. Byrnes will serve on the Audit, Compensation and Nominating/Corporate Governance Committees.

Dr. Byrnes, age 61, is Senior Lecturer at MIT, where he has taught graduate courses and executive programs on supply chain management, account management, and customer-supplier relationships for nearly twenty years. He is also President and founder of Jonathan Byrnes & Co., a consulting company that has advised over fifty major companies, hospitals, and industry associations on a number of projects, including inventory and supply chain management programs. He also has advised one of the most prominent consulting companies on developing and marketing their practices.

“We are extremely pleased to welcome Jonathan to our Board of Directors,” said David Sandler, President and Chief Executive Officer.  “He is a renowned expert in supply chain and operations management and has advised some of the most prominent companies and organizations on value-creating innovations. We look forward to benefitting from his experience and expertise as we continue to execute our strategy going forward.”

Dr. Byrnes earned a DBA from Harvard University in 1980, and an MBA from Columbia University in 1974, where he was awarded the Smith Prize for academic distinction and leadership. He is Past President of the Harvard Alumni Association, and he served for two years as Vice President of the Harvard Club of Boston. He also served for five years on the Board of Directors of the Harvard Business School Alumni Association, and for two years on Harvard’s Advisory Committee on Shareholder Responsibility. Dr. Byrnes has authored over one hundred books, articles, cases, notes, and expert submissions.

MSC INDUSTRIAL DIRECT CO., INC. ELECTS NEW DIRECTOR	Page -2-

Dr. Byrnes currently serves on the Advisory Boards of OCO, RMG Networks, and WaveMark. He has also served on the Advisory Boards of Autopart International and Objectiva Software, two private companies that were acquired.

He lives in Lexington, MA with his wife. They have two grown sons.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 336,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 29 million direct-mail catalogs and CD-ROMs, 99 branch sales offices, 947 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share and expectations as to revenue, earnings and margin growth, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

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